EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

For more information regarding the content

of this news release, please contact:

Barbara Hasenstab News Release No.: 04-10

216-797-8798 Release Date: October 21, 2004

ASSOCIATED ESTATES REALTY CORPORATION ANNOUNCES

APPOINTMENT OF NEW BOARD DIRECTOR

Cleveland, Ohio - October 21, 2004 - Associated Estates Realty Corporation (NYSE: AEC) announced today that the Company's Board of Directors has appointed Michael E. Gibbons as a director of the Company, effective immediately, to succeed Gerald C. McDonough, 76, who is retiring after 11 years as a member of the Company's Board of Directors.

Mr. Gibbons, 52, will complete the remainder of Mr. McDonough's term and is expected to stand for election at the Company's next annual meeting of shareholders. Mr. Gibbons has also been appointed to the Audit Committee of the Board, replacing Mr. McDonough.

Mr. Gibbons is the Senior Managing Director and Principal of Brown Gibbons Lang & Company, a Cleveland-based investment banking firm. He is a member of the Board of Directors of Lesco, Inc. and is Chairman of Lesco's Audit Committee. He also serves on the visiting committee for Case Western Reserve University Weatherhead School of Management. He is involved in numerous other community, civic and charitable activities as well.

"We are fortunate to have such a highly qualified and experienced individual to serve us in this capacity," said Jeffrey I. Friedman, Chairman, President and CEO of AEC.

Mr. McDonough retired as Chairman and CEO of Leaseway Transportation Corp. in 1988. He has been a director of AEC since the Company's initial public offering in November 1993. Mr. McDonough served in numerous leadership positions on the Board, including Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee.

"Jerry's vast experience has been a tremendous resource for all of us. We will greatly miss his thoughtful and dedicated leadership," said Friedman.

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT") headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages, or is a joint venture partner in 109 multifamily properties containing a total of 23,903 units located in 12 states.

For more information, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, by telephone at 216-797-8798 or e-mail at IR@aecrealty.com. This press release and other corporate information are available through the Company's web site on the Internet at http://www.aecrealty.com. For more information, access the Investor Relations "Corporate Governance" section of http://www.aecrealty.com.